EXHIBIT 4.1

AMENDMENT TO SECURED CONVERTIBLE NOTES

DUE AUGUST 20, 2019

This Amendment (this “Amendment”) to the Secured Convertible Notes due August 20, 2019 (each, a “Note” and collectively, the “Notes”), is made and entered into as of July 22, 2019, among Genius Brands International, Inc., a Nevada corporation (the “Company”), and the Holders (as identified on the signature pages hereto), constituting a majority-in-interest of the Notes (the “Required Holders”). Capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the Notes.

RECITALS:

WHEREAS, the Company, the Required Holders and certain other parties thereto entered into a Securities Purchase Agreement dated as of August 17, 2018 as amended on February 14, 2019 (the “SPA”) pursuant to which the Required Holders were issued Notes as set forth on the signature pages hereto; and

WHEREAS, pursuant to Section 2(a) of the Notes, the conversion price for the principal and interest, if any, in connection with conversions of the Notes by the Holders is $2.50 per share of Common Stock, subject to adjustment herein (the “Conversion Price”); and

WHEREAS, Section 8(b) of each of the Notes provides that any provision of the Note may be amended, waived or modified only upon the written consent of the Company and the Required Holders; and

WHEREAS, the Company and the Required Holders desire to amend certain terms of the Notes to reduce the Conversion Price pursuant to the terms of that certain Amendment, Waiver and Consent entered into by the Company and the Required Holders on the date hereof.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, the parties agree as follows:

1.                Section 2(a) of each of the Notes is hereby amended and restated in its entirety as follows:

“Conversion Price; Calculation of Conversion Shares. The conversion price for the principal and interest, if any, shall be $1.515, subject to adjustment as described herein (the “Conversion Price”). The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted by (y) the Conversion Price.”

2.                Section 2(l) of each of the Notes is hereby amended and restated in its entirety as follows:

“The Company and Purchasers agree, that pursuant to the terms of the Notes, the Company shall not issue any shares of Common Stock upon conversion of the Notes or otherwise pursuant to the terms of the Notes if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion of the Notes without breaching the Company’s obligations, if any, under Nasdaq Listing Rule 5635(d) (as applicable, the “Conversion Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of the Trading Market for issuances of shares of Common Stock upon conversion of the Notes in excess of such amount. As of July 22, 2019, the Conversion Cap is not less than 2,099,098 shares of Common Stock.”

3.                The Company represents that the holding period of the Notes and Conversion Shares as determined under Rule 144 is not affected by the terms of this Amendment and tack back to the original issue date of the Notes.

4.                The Company and the Holder hereby acknowledge and agree that the additional shares of Common Stock issuable pursuant to the terms of this Amendment shall be deemed to be an “Exempt Issuance” pursuant to the definition of “Exempt Issuance” as defined in the SPA.

5.                This Amendment shall be governed in accordance with terms of the Note.

6.                This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by the Company and the Required Holders, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[REST OF THIS PAGE LEFT INTENTIONALLY BLANK]

1

IN WITNESS WHEREOF, the Company and the Holder have executed this Amendment as of the date first above written.

COMPANY

Genius Brands International, Inc.

___________________________
By:
Its:

[Holder signature page follows]

2

IN WITNESS WHEREOF, the Company and the Holder have executed this Amendment as of the date first above written.

____________________________________________ [Print Name of Holder]
____________________________________________ [Signature]

Name:
Title:
Original Note Principal: $

3